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Swift Transportation Company Announces Revised Guidance for 2015 and Stock Repurchase Authorization
Swift Transportation Company (NYSE:SWFT) ("Swift") has revised its full year 2015 Adjusted EPS guidance range to $1.43-$1.52 from $1.64-$1.74 as compared to $1.38 in 2014. The change in the full year range is the result of the following items: the development on prior year accident and workers’ compensation claims and the corresponding impact to reserves which is expected to be a $0.07 impact in the third quarter of 2015; the settlement of a class action lawsuit and related items which is expected to be a $0.02 impact in the third quarter of 2015; the settlement of a previous lawsuit that resulted in a $0.03 charge in the second quarter of 2015; the additional carrying expense associated with the large volume of new tractors received late in the second quarter due to delivery delays and the catch up throughout the third quarter that has resulted in a significant backlog of tractors being processed for trade or sale which is expected to have an impact of approximately $0.05-$0.06 in the second half of 2015; and a reduction in expected volumes of seasonal project business in the fourth quarter of 2015 due to customers’ recent logistical changes which could have an impact of $0.05-$0.06 of Adjusted EPS. Due to these developments, the Company now expects Adjusted EPS to be $0.30-$0.33 for the third quarter of 2015 and $0.48-$0.54 for the fourth quarter of 2015.
On September 24, 2015, the Company’s Board of Directors approved the repurchase of up to $100 million of its outstanding Class A common stock. The repurchases may be made using a variety of methods, which may include open market purchases, block trades, the implementation of a 10b5-1 plan, and/or other methods, in accordance with SEC and other applicable legal requirements. The Company does not intend to implement any program until following its third quarter letter to stockholders in late October. The timing, prices and volume of purchases will depend upon prevailing stock prices, the Company’s leverage ratio, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company's discretion. The repurchase program is expected to be funded through free cash flow, a reduction in planned capital expenditures, and borrowings on the Company’s existing credit facilities.
Richard Stocking, Swift’s President and Chief Operating Officer stated, “Although we are not satisfied with these developments, we are encouraged by many of the underlying operating trends we are experiencing in our business model. The benefits we are seeing with the new equipment and expect to realize over the next several years should far outweigh the short-term costs we are experiencing. Continued hard work across the organization is making a difference with driver satisfaction and turnover. This focus combined with the new technology we are implementing is having a favorable impact on our recent safety trends. We have a tremendous opportunity regarding the utilization of our fleet. This will be an area of hyper-focus for us as we move forward. In addition, we are focused on servicing our customers to ensure we are meeting and exceeding their needs and continuing to create win-win solutions to facilitate future growth in any environment.”
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, including management’s estimated Adjusted EPS for the third and fourth quarter and full year 2015 including components thereof; the benefits of our strategic initiatives and matters concerning our recently announced stock repurchase authorization. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties, as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2014. As to the Company's business and financial performance, the following factors, among others, could cause actual results to materially differ from those in forward-looking statements:

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economic conditions, including future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	our ability to execute or integrate any future acquisitions successfully;

•	increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention;

•	our ability to attract and maintain relationships with owner-operators;

•	our ability to retain or replace key personnel;

•	our dependence on third parties for intermodal and brokerage business;

•	potential failure in computer or communications systems;

•	seasonal factors such as severe weather conditions that increase operating costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

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•	the possible re-classification of our owner-operators as employees;

•	changes in rules or legislation by the NLRB or Congress and/or union organizing efforts;

•	our CSA safety rating;

•	government regulation with respect to our captive insurance companies;

•	uncertainties and risks associated with our operations in Mexico;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our significant ongoing capital requirements;

•	the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program;

•	volatility in the price or availability of fuel;

•	increases in new equipment prices or replacement costs;

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our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business;

•	restrictions contained in our debt agreements;

•	adverse impacts of insuring risk through our captive insurance companies, including our need to provide restricted cash and similar collateral for anticipated losses;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies;

•	the potential impact of the significant number of shares of our common stock that is outstanding;

•	goodwill impairment;

•	our intention to not pay dividends;

•	conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes;

•	the significant amount of our stock and related control over the Company by Jerry Moyes;

•	related-party transactions between the Company and Jerry Moyes; and

•	that our acquisition of Central may be challenged by our stockholders.

CONTACT:
Swift Transportation Company
Jason Bates, 602-269-9700
Vice President Finance, and Investor Relations Officer
Ginnie Henkels, 602-269-9700
Executive Vice President and Chief Financial Officer